                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37964

PROSPECTUS SUPPLEMENT

                                    $172,500,000
                             INVITROGEN CORPORATION
            5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE MARCH 1, 2007
      2,024,648 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF THE NOTES

                               ------------------

    This prospectus supplement ("Prospectus Supplement") supplements the Prospectus dated April 27, 2001 (the "Prospectus") of Invitrogen Corporation, a Delaware corporation (Invitrogen), and relates to Invitrogen's 5 1/2% Convertible Subordinated Notes due March 1, 2007 held by certain securityholders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

    This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supercedes the information contained in the Prospectus. Capitalized Terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is January 18, 2002.

                            SELLING SECURITYHOLDERS

    The convertible notes offered hereby were issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling securityholders (which term includes the initial purchasers' transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the convertible notes and common stock issued upon conversion of the convertible notes.

    The following table sets forth information, as of January 18, 2002, with respect to the selling securityholders and the respective principal amounts of convertible notes beneficially owned by each selling securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the selling securityholders. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the convertible notes or the common stock issuable upon conversion of the convertible notes pursuant to this Prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the convertible notes that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their convertible notes since the date on which they provided the information regarding their convertible notes in transactions exempt from the registration requirements of the Securities Act.

                                           PRINCIPAL AMOUNT OF           NUMBER OF SHARES OF COMMON STOCK
                                                  NOTES           -----------------------------------------------
                                           BENEFICIALLY OWNED     BENEFICIALLY                    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER            AND OFFERED HEREBY(1)   OWNED(1)(2)    OFFERED HEREBY      OFFERING
------------------------------            ---------------------   ------------   --------------   ---------------
Conseco Fund Group-Convertible
  Securities Fund.......................        2,500,000            29,342          29,342              0
Credit Suisse First Boston
  Corporation...........................       11,290,000           132,511         132,511              0
Lazard Freres Banque....................        1,500,000            17,605          17,605              0
Lehman Brothers Inc.....................        2,900,000            34,037          34,037              0

------------------------

(1) Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2) Assumes a conversion price of $85.20 per share, and a cash payment in lieu of any fractional share interest. Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the convertible notes at the initial conversion rate.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [INVITROGEN LOGO]

                                JANUARY 18, 2002

                                  $172,500,000

                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2007

                        2,024,648 SHARES OF COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

                               ------------------

                             PROSPECTUS SUPPLEMENT
                             ---------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATION AS TO MATTERS NOT STATED IN THE PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THERE HAVE NOT BEEN ANY CHANGES TO THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------